SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
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Check the appropriate box:
Preliminary Proxy Statement [x]
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

WILSHIRE ENTERPRISES, INC.
(Name of Registrant as Specified in Its Charter)

FULL VALUE PARTNERS L.P.
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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applies:

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applies:

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computed pursuant to Exchange Act Rule 0-11 (Set forth the
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PROXY STATEMENT OF FULL VALUE PARTNERS L.P. IN OPPOSITION TO A SOLICITATION BY
THE BOARD OF DIRECTORS OF WILSHIRE ENTERPRISES, INC. (WILSHIRE) FOR THE
MARCH 24, 2009 ANNUAL MEETING OF SHAREHOLDERS

Full Value Partners L.P., a stockholder of Wilshire is sending this proxy statement and the enclosed GREEN proxy card to common stockholders of Wilshire of record as of January 23, 2009 (the Record Date). We are soliciting a proxy to vote your shares at Wilshires Annual Meeting of Shareholders scheduled for March 24, 2009 (the Meeting). Please refer to the board of directors proxy soliciting material (the accuracy of which the board is responsible for) for additional information concerning the Meeting and the matters to be considered by stockholders including the election of directors.

INTRODUCTION

The board has scheduled five matters for a vote at the Meeting: (1) the election of two Class I directors, (2) the ratification of J. H. Cohn as the auditor for 2008, (3) a proposal to restrict the boards ability to unilaterally adopt a poison pill, (4) our proposal recommending that the board pursue a liquidity event, and (5) a proposal to elect the entire board annually.

How Proxies Will Be Voted

If you return a GREEN proxy card to us or to our agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR the election of our nominees, and FOR each proposal. If you return a GREEN proxy card, you will be granting the proxy holder(s) discretionary authority to vote on any other matters that may come before the Meeting including matters relating to the conduct of the Meeting.

Voting Requirements

The presence in person or by proxy of more than 50% of the outstanding shares constitutes a quorum. If a quorum is present, the nominees receiving the greatest number of votes cast for the seat(s) being contested will be elected as directors. All other proposals require the affirmative vote of a majority of the votes represented at the Meeting for approval. Abstentions and broker non-votes are not treated as votes cast and thus will have no effect on the approval of any matters presented for a vote.

Revocation of Proxies

You may revoke any proxy prior to its exercise by (i) giving us a written revocation of your proxy; (ii) giving us or the board a later dated proxy; or (iii) voting in person at the Meeting. There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only your latest dated proxy will be counted.



BACKGROUND

In 2006 Wilshire announced that the board had authorized management to purse an aggressive exploration of opportunities to sell or merge our business.
On July 3, 2007, when Wilshires stock was trading at approximately $5.50, management announced: Initial Bids Are In! and informed shareholders that preliminary bids to acquire Wilshire Enterprises, Inc. have been received and that your Board is actively pursuing a transaction which will maximize shareholder value for all of our investors. Almost a year later, on June 16, 2008 Wilshire announced that it had entered into an agreement to merge with
NWJ Companies, Inc. in a transaction that would yield only $3.88 per share conditioned upon financing. The shareholders approved the NWJ merger on
September 17, 2008.   On December 4, 2008, Wilshire announced that the merger
agreement with NWJ had been terminated due to a failure to meet the financing condition. On December 8, 2008, Wilshire announced that it had hired a new CEO and President and had appointed him to a newly created position on the board. The company further disclosed that it had abandoned its effort to maximize shareholder value by selling the company.

Wilshires stock price is now around $1.00. We believe Wilshire is too small to continue to absorb the costs of remaining a public company. Moreover, as a C corporation rather than a REIT, shareholders are subject to double taxation. Consequently, we think pursuing a liquidity event is a superior and much less risky alternative to growing the Company and we have so advised management. A summary of our recent contacts with Wilshire is contained in board of directors proxy soliciting material (the accuracy of which the board is responsible for).

PROPOSAL 1: ELECTION OF DIRECTORS

Our nominees are listed below. If any of our nominees are elected, there is no assurance that the other directors will remain on the board. Please refer to Wilshires proxy soliciting material for additional information concerning the election of directors.

Andrew Dakos (born 1966); Park 80 West, Plaza Two, Suite 750, Saddle Brook, NJ 07663 Mr. Dakos is a self-employed investment advisor and a principal of the general partner of six private investment partnerships in the Bulldog Investors group of funds. He has been a director of the Mexico Equity and Income Fund since 2001 and Brantley Capital Corporation since 2007.

Gerald Hellerman ( born 1937 ); 5431 NW 21st Avenue, Boca Raton, FL 33496
Mr. Hellerman is a director of MVC Acquisition Corp. and is a director and Chairman of the Audit Committee of MVC Capital, Inc. Mr. Hellerman owns and has served as Managing Director of Hellerman Associates, a financial and corporate consulting firm, since the firms inception in 1993. He currently serves as a director (since 2000), chief financial officer and chief compliance officer for The Mexico Equity and Income Fund, Inc., and is a manager and Chairman of the Audit Committee of the Old Mutual Absolute Return and Emerging Managers fund complex, which consists of six funds, a director of Brantley Capital Corporation and was a director and Chairman of the Audit Committee of AirNet Systems, Inc. until June 2008.

Mr. Dakos is a principal of the general partner each fund in the Bulldog Investors group of private investment funds (which includes Full Value
Partners L.P.) which collectively own a total of 1,447,128 shares. Each of our nominees has consented to be named in this proxy statement and to serve as a director if elected. None of our nominees has any arrangement or understanding with any person with respect to any future employment by Wilshire nor do we know of any material conflicts of interest that would prevent any of them from acting in the best interest of Wilshire. If, prior to the meeting, any of the above nominees becomes unable to serve as a director, we may nominate a substitute.

Unless otherwise instructed, your proxy will be voted FOR each of the above nominees.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS AUDITOR FOR WILSHIRE FOR 2008

Unless otherwise instructed, your proxy will be voted FOR this proposal.

PROPOSAL 3: THAT THE CURRENT AND ANY FUTURE POISON PILL AND ANY RENEWAL OR MODIFICATION THEREOF BE SUBJECTED TO A SHAREHOLDER VOTE, AND THAT A SUNSET PROVISION ON A POISON PILL SHALL NOT BE A SUBSTITUTE FOR A SHAREHOLDER VOTE.

Unless otherwise instructed, your proxy will be voted FOR this proposal.

PROPOSAL 4:  IT IS RECOMMENDED THAT THE BOARD PURSUE A LIQUIDITY EVENT

Reason for the proposal: We believe Wilshire is too small to continue to absorb the costs of remaining a public company. Moreover, as a C corporation rather than a REIT, shareholders are subject to double taxation. In sum, we think pursuing a bird in the hand liquidity event, e.g., a sale or a liquidation of Wilshire or a merger into a larger company is superior to and much less risky than pursuing an ambitious growth strategy.

This proposal is only a recommendation and will not automatically result in a transaction. If adopted, the board will determine whether and in what manner to implement it.

Unless otherwise instructed, your proxy will be voted FOR this proposal.

PROPOSAL 5: A PROPOSAL TO ELECT THE ENTIRE BOARD ANNUALLY

Unless otherwise instructed, your proxy will be voted FOR this proposal.

PARTICIPANTS

Full Value Partners L.P. is the soliciting stockholder. Full Value Partners L.P., which owns 707,352 shares of Wilshire, is a fund in the Bulldog Investors group of private investment funds. Phillip Goldstein, who owns jointly with his wife 13,550 shares and Andrew Dakos are each a principal of each fund in the Bulldog Investors group of funds. The address of each of the aforementioned persons and entities is Park 80 West, Plaza Two, Suite 750, Saddle Brook,
NJ 07663. Other clients advised by Mr. Goldstein and Mr. Dakos (including Full Value Partners L.P.) own a total of 1,458,343 shares of Wilshire. All of the shares owned by the aforementioned persons and entities were acquired since August, 2005. The aggregate number of shares they have purchased since then is 1,471,893 and there have been no sales. The staff of the SEC deems
Mr. Hellerman and each person and entity named in this paragraph including each fund in the Bulldog Investors group of private investment funds to be a participant in this solicitation regardless of the degree of involvement of such person or entity in the solicitation. We believe the SECs definition of participant is inherently misleading. The Bulldog Investors group of private investment funds including Full Value Partners L.P., and Messrs. Goldstein and Dakos are actively engaged in this solicitation. Mr. Hellermans role is limited to providing his biographical information. In aggregate, the participants control 18.57% of the outstanding shares.

UNRELATED LITIGATION
On January 31, 2007, the Acting Director of the Securities Division of the Massachusetts Secretary of State (the Secretary) filed a complaint against Full Value Partners L.P., Messrs. Goldstein, Dakos and Das and certain related parties (the Bulldog Parties) alleging that they violated Massachusetts law by making information about certain unregistered securities available on the Bulldog Investors website and by providing information about such investments to an individual who requested it without first determining that the individual was eligible to invest in such securities. On October 17, 2007, the Secretary issued a cease and desist order and imposed a fine of $25,000 on the Bulldog Parties. The Bulldog Parties have appealed the Secretarys ruling in Massachusetts Superior Court. That appeal may be consolidated with a lawsuit filed on March 23, 2007 by the Bulldog Parties in Massachusetts Superior
Court to enjoin the Secretarys enforcement action.

THE SOLICITATION

We intend to solicit proxies via mail, telephone and via the internet.
Our proxy materials are available on the following web site: http://www.bulldoginvestorstenderoffer.com/.
Persons affiliated with or employed by us or our affiliates may assist us in the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of common shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this proxy solicitation. Because we believe that Wilshires shareholders will benefit from this solicitation, we intend to seek reimbursement of our expenses from WOC. Shareholders will not be asked to vote on the reimbursement of our solicitation expenses which we estimate will be $30,000. Our expenses thus far have been de minimus. There is no arrangement or understanding involving us or any of our affiliates relating to future employment by or any future transaction with WOC or any of its affiliates.

DATED: February 20, 2009
PROXY CARD

Proxy Solicited by Full Value Partners L.P. in Opposition to the Board of Directors of Wilshire Enterprises, Inc. For the Annual Meeting of Shareholders

I (we) hereby appoint Andrew Dakos and Phillip Goldstein and each of them, as my (our) proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Wilshire Enterprises, Inc. on March 24, 2009 (the Meeting), and any adjourned or postponed Meeting, and to vote on all matters that come before the Meeting the number of shares that the undersigned would be entitled to vote if present in person, as specified below.

Mark votes by placing an x in the appropriate [  ].

1. ELECTION OF TWO DIRECTORS

[ ] FOR ANDREW DAKOS 			 	 [ ] WITHHOLD AUTHORITY

[ ] FOR GERALD HELLERMAN			 [ ] WITHHOLD AUTHORITY

2. RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS AUDITORS FOR 2008

   FOR [   ]     	        		AGAINST [   ]     			ABSTAIN [   ]

3. A PROPOSAL TO RESTRICT THE BOARDS ABILITY TO ADOPT A POISON PILL

   FOR [   ]     	        		AGAINST [   ]     			ABSTAIN [   ]

4. A RECOMMENDATION TO PURSUE A LIQUIDITY EVENT

  FOR [   ]     	        		AGAINST [   ]     			ABSTAIN [   ]

5. A PROPOSAL TO ELECT THE ENTIRE BOARD ANNUALLY

FOR [   ]     	        		AGAINST [   ]     			ABSTAIN [   ]

Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted FOR the election of each nominee named above and FOR each Proposal. The undersigned hereby acknowledges receipt of the proxy statement of Full Value Partners L.P. dated February 20, 2009 and revokes any proxy previously executed.



SIGNATURE(S) ___________________________________     Dated: _______________


Full Value Partners L.P.
Park 80 West, Plaza Two, Suite 750
 Saddle Brook, NJ 07663
Phone (201) 556-0092
Fax (201) 556-0097
pgoldstein@bulldoginvestors.com // adakos@bulldoginvestors.com

			February 20, 2009

Dear Fellow Wilshire Enterprises Stockholder:

When we last wrote to you back in June 2007 to urge a prompt sale of Wilshire, its stock was trading at $5.75 per stock. You may recall that we were concerned that CEO Sherry Wilzig Izak had not delivered on her promise made on May 5, 2006 to pursue . . . an aggressive exploration of opportunities to sell or merge our business . . . over the next few months. Just a few days after our letter, Ms. Wilzig Izak happily announced:

We are pleased to inform you that preliminary bids to acquire Wilshire Enterprises, Inc. have been received and that your Board is actively pursuing a transaction which will maximize stockholder value for all of our investors. .
 our current board is asking for your support so that we can finish what we started: a prompt, orderly sales process with the goal of obtaining the highest possible price for all of our stockholders.

We were skeptical but her assurance in the midst of a proxy contest of an imminent profit maximizing transaction apparently eased the doubts of enough other stockholders of her sincerity to win the election. Unfortunately, our skepticism proved to be correct. The prompt sales process dragged out for another year and the highest possible price turned out to be $3.88, more than 30% below the market price on the day Ms. Wilzig Izak announced: Initial Bids Are In! Adding insult to injury, Ms. Wilzig Izak negotiated this fire sale price without even insisting on a no financing condition or a meaningful breakup fee if the buyer failed to close the deal.

Stockholders that gave Ms. Wilzig Izak the benefit of the doubt have learned a painful lesson about her credibility. As we now know, the buyer failed to obtain financing and the stock price has collapsed to $1 per stock. In short, she completely botched the sales process. As a result, Wilshires stock price is own more than 80% from mid-2007.

Ms. Wilzig Izak has not acknowledged any responsibility for this massive destruction of stockholder value. She would like shareholders to forget about her past mistakes and now wants us to support her plan to [move] Wilshire in a new direction with the goal of transforming Wilshire into a significant industry player.

We think the buck stops with Ms. Wilzig Izak. Stockholders will finally have a chance to hold her accountable for Wilshires poor performance at the annual meeting on March 24th. If they do not take advantage of this opportunity, we believe the stock price could eventually go to zero.

That is because Ms. Wilzig Izaks recently announced plan to transform Wilshire from a tiny real estate company struggling to survive into a major player in the industry is completely unrealistic. Her Hail Mary plan is to have Wilshire make leveraged bets on risky real estate assets in a desperate attempt to recoup a portion of the enormous losses that stockholders have suffered on her watch over the past two years. Given her track record, we believe this strategy will fail. If so, there is a good chance that Wilshire will go into bankruptcy and its stock will become worthless.

Ms. Wilzig Izak appears to be either irrational or in denial. As we see it, she would rather destroy the Company than lose control of it. The reality is that Wilshire is so small that it is unlikely to ever achieve profitability as a stand alone public company. The cost of regulatory compliance alone is a major financial drag on the Company. On top of that, Wilshires inflated compensation structure is like an albatross around its neck. In 2009 alone just paying the two top executives (including Ms. Wilzig Izak) and the directors could eat up 10% of Wilshires $8 million market value!

In addition, Ms. Wilzig Izak has a history of spending exorbitant amounts of stockholder money on personal vendettas that provide no conceivable benefit to Wilshire. A few years ago Wilshire spent more than $500,000 to investigate a relatively trivial impropriety. Recently, she hired a major law firm to sue a long term stockholder who became disenchanted with her and sold his stock to us. When we complained about the cost of this wasteful litigation, she assured us that it would quickly be settled. Instead, the very next day she added us as a defendant and wants the sale rescinded.
We believe her lawsuit has no chance to succeed. It is absurd to think she can convince a judge to rescind a stock trade between a willing seller and a willing buyer. But even if she could, why should stockholders pay a white-shoe law firm a six figure fee to pursue such a quixotic quest? Finally, Ms. Wilzig Izak spent $200,000 on the 2007 proxy contest (or about 10 times what we spent) and has said she might spend well over $150,000 on this one. In our opinion, the prospect of ongoing Wilzig Waste is a major cause of Wilshires depressed stock price.

The Market Reacts Negatively to Managements Proposed Business Strategy

Another source of investor concern is Ms. Wilzig Izaks business judgment.
On December 8, 2008, she announced that Kevin Swill had been hired as Wilshires President and Chief Operating Officer at a salary of $250,000 per year plus benefits and 125,000 shares of restricted stock.

Investors quickly gave Mr. Swill a vote of no confidence as they drove Wilshire stock price down by over 60% ten days later. That is understandable because
Mr. Swill has what might be considered to be a checkered past. In December 2006, at the peak of the commercial real estate bubble, Mr. Swill arranged the financing for the purchase of 666 Fifth Avenue for $1.8 billion by a company controlled by the well known real estate developer, Charles Kushner. It was the highest price ever paid for an individual building in Manhattan.

That investment is almost certainly under water today and has apparently led to a falling out between Mr. Swill and Mr. Kushner. Mr. Swill was eventually terminated for cause by Mr. Kushner. Yet, just one week before Ms. Wilzig Izak hired him Mr. Swill sued Mr. Kushner for millions of dollars he claims he is owed for his work on the purchase of 666 Fifth Avenue. Mr. Kushner says
Mr. Swill is a disgruntled employee. We dont know what the real story is but it is simply irresponsible to hire someone to manage Wilshire who could be distracted by a highly publicized and bitter legal dispute with his former employer.

Moreover, Mr. Swills involvement with the extravagant acquisition of 666 Fifth Avenue seems to have imbued him with delusions of grandeur. Even though
Wilshire has a market capitalization of only $8 million, he wants to leverage its tiny asset base to purchase a number of properties for up to $20 million and to buy distressed real estate loans at a discount and sell them when and if the underlying properties recover their value or the borrowers improve their creditworthiness, while receiving payments from the debtor in the interim. Obviously, the only way to implement such an ambitions growth strategy is to borrow lots of money. The problem is that the when and if part of his scheme may never happen if real estate prices continue to decline or the borrowers default on the distressed loans he acquires. In that case, Wilshire would suffer massive losses and be driven into bankruptcy. Apparently, Mr. Swill did not learn his lesson from his mistimed purchase of 666 Fifth Avenue and he wants to risk Wilshires meager assets on his grandiose growth plan.

Our Alternative to Managements Proposed Business Strategy

Our goal is much more modest yet much more likely to succeed. We want to stabilize, preserve and enhance the intrinsic value of Wilshires assets and then to commence an orderly process to realize that value through a sale, merger or liquidation of the Company. Despite the decline in real estate prices, we believe Wilshires intrinsic value is far in excess of its current stock price and that a liquidity event in the near future is likely to result in a profit of more than 100% above Wilshires current stock price. Of course, that assumes the financial bleeding stops and that Ms. Wilzig Izak and Mr. Swill abandon their reckless growth agenda.

WE ARE WILLING TO PUT OUR MONEY WHERE OUR MOUTH IS BY PUTTING A FLOOR ON WILSHIRES VALUE. IF THE BOARD AGREES TO WAIVE THE POISON PILL WE
(AND OUR AFFILIATES) ARE WILLING TO CONDUCT A TENDER OFFER FOR ALL SHARES OF
 WILSHIRE AT $2 PER SHARE, WHICH IS APPROXIMATELY 100% ABOVE ITS RECENT MARKET PRICE. THE ONLY OTHER CONDITION IS THAT THERE IS NO MATERIAL DETERIORATION IN WILSHIRES FINANCIAL CONDITION PRIOR TO THE CLOSING OF THE TENDER OFFER.
WE HAVE ASKED MS. WILZIG IZAK TO AGREE TO THESE CONDITIONS BUT SHE HAS NOT
DONE SO. ONE REASON FOR THAT COULD BE THAT SHE HERSELF HAS BEEN BUYING SHARES IN THE OPEN MARKET AT ABOUT $1 PER SHARE AND SHE WOULD NO LONGER BE ABLE TO BUY AT THAT PRICE LEVEL IF SHAREHOLDERS WERE ABLE TO SELL THEIR SHARES TO US
$2 PER SHARE. THUS, SHE APPEARS TO PUTTING HER OWN INTERESTS ABOVE THOSE OF SHAREHOLDERS THAT WOULD LIKE TO SELL AT A MUCH HIGHER PRICE THAN SHE IS WILLING TO PAY.
People that have had dealings with Ms. Wilzig Izak have told us she is quirky, erratic and incompetent. Her business failures, bouts of wasteful litigation, poor judgment and broken promises affirm that assessment. After presiding over a death spiral in Wilshires stock price, stockholders should think long and hard about whether they are willing to roll the dice one more time with her.
Do you want to give er another chance to turn things around? If so, then unlike Bernie Madoffs victims, you can not say you werent warned if Wilshires stock price falls to zero.

On the other hand, if you are tired of losing money with Ms. Wilzig Izak please vote your proxy online (if your stocks are held in street name) at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683. Alternatively, you can mail the GREEN proxy card in the enclosed envelope. But please do it today. Lets send a message to Ms. Wilzig Izak that Wilshires stockholders intend to hold her accountable for the incredible destruction of shareholder value she caused and that the financial bloodbath must stop immediately.

					Very truly yours,


Phillip Goldstein and Andrew Dakos
Managing Members
Full Value Advisors LLC
General Partner